Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-196611 on Form S-3 and Registration Statement Nos. 333-177990 and 333-190232 on Form S-8, and Post-Effective Amendment No. 1 to Registration No. 333-175523 to Form S-4 on Form S-8 of our report dated April 30, 2014 (January 27, 2015 as to the items discussed in the first two paragraphs of Note 2 and the last four paragraphs of Note 17) relating to the consolidated financial statements of CRC Health Group, Inc. as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011, (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to restatement of the 2012 and 2011 consolidated financial statements for corrections of errors) appearing in this Current Report on Form 8-K of Acadia Healthcare Company, Inc.

/s/ Deloitte & Touche LLP

San Francisco, California

January 27, 2015